Exhibit 99.(d)(8)

January 28, 2007

To: Wengen Alberta, Limited Partnership

Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of the date hereof (the “Agreement”) among Laureate Education, Inc. (the “Company”), a Maryland corporation, Wengen Alberta, Limited Partnership, an Alberta, Canada limited partnership (“Parent”), and L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

In the event of the satisfaction or waiver of the conditions precedent to Parent’s obligation to consummate the Merger set forth in Article VIII of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which would be fully satisfied upon the making of such contribution shall be deemed to have been satisfied), I agree that at the Merger I will contribute or cause to be contributed to Parent 180,000 shares of common stock of the Company (“Common Stock”) that I hold, immediately prior to the Merger (the “Rollover Equity”), the aggregate amount of which, based on the value of the Merger Consideration, will be equal to $10,890,000 (such amount, the “Rollover Commitment Amount”). I further agree that at or prior to the Merger, I will donate all shares of Common Stock, other than the Rollover Stock, that I hold to one or more bona fide not-for-profit organizations.

I understand that I will not be under any obligation pursuant to the two preceding sentences unless and until the conditions precedent to Parent’s obligation to consummate the Merger set forth in Article VIII of the Agreement are satisfied or waived. I further understand that I will not be under any obligation under any circumstances to contribute or cause to be contributed more than the Rollover Commitment Amount to Parent.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than the undersigned shall have any obligation hereunder.

The undersigned hereby represents and warrants as follows:

(a)  This letter agreement is a valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(b)  The execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) require any consent or other action by any Person under, or

(ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the undersigned, except for such violations, consents, actions, defaults, rights or obligations which would not adversely affect the undersigned’s ability to perform its obligations hereunder.

(c)  The undersigned has and will have on the Merger Date the shares of Common Stock necessary to effect the transfer of the Rollover Commitment Amount.

This letter agreement, and the undersigned’s obligation to contribute the Rollover Commitment Amount (to the extent required by the terms hereof) will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged) or (b) thirty (30) days following the valid termination of the Agreement in accordance with its terms.

This letter agreement shall not be assignable by you without my prior written consent, except that you may assign this letter agreement, without my prior written consent, to any person to which you assign any of your rights and obligations under the Agreement.

Notwithstanding any other term or condition of this letter agreement, my liability under this letter agreement shall be limited to the contribution of the Rollover Commitment Amount upon the satisfaction or waiver of the conditions precedent to Parent’s obligation to consummate the Merger set forth in Article VIII of the Agreement, and my liability shall be limited to a willful and material breach of this letter agreement and under no circumstances shall my maximum liability for any reason, including my willful and material breach of any of my commitments set forth herein, exceed the Rollover Commitment Amount, and such damages shall not include any special, indirect, or consequential damages.

If the express third party beneficiary hereof determines to enforce the terms of this letter agreement as a result of a willful and material breach of this letter agreement, such third party beneficiary must do so on a pro rata basis against any other party to Equity Financing Commitments and Equity Rollover Commitments that have willfully and materially breached their obligations thereunder.

I acknowledge that the Company has relied on this letter agreement and is an express third party beneficiary hereof and is entitled to enforce obligations of the undersigned hereunder directly against the undersigned to the full extent thereof. This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and the Company, rights or remedies hereunder or in connection herewith. This letter agreement may be executed in counterparts.

This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by us and Parent; provided that any termination, amendment, waiver or modification that would reasonably be expected to be adverse to the Company in any material respect (after taking into account any other amendments, waivers or modifications proposed to be made to the other Financing Commitments) shall require the consent of the Company.

This letter agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereto shall keep the existence and terms of this letter agreement confidential, and no party shall, without the prior approval of the other party, make any press release or other announcement concerning the existence or the terms of this letter agreement, except (i) as and to the extent necessary to comply with applicable federal or state laws or is requested or required by any governmental or regulatory authority or stock exchange, (ii) in any suit, action or proceeding relating to this letter agreement or enforcement of rights hereunder, (iii) to the Company and its directors, officers, employees and advisors who agree to keep such information confidential on terms at least as restrictive as those set forth in this paragraph and (iv) to Affiliates of such party and such party’s and its Affiliate’s respective partners, members, directors, officers, employees, agents, advisors and representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this paragraph.

Very truly yours,

STEVEN TASLITZ

By:	/s/ Steven Taslitz
Name: Steven Taslitz

Accepted and Agreed to

as of the date written above

WENGEN ALBERTA, LIMITED PARTNERSHIP

By:	Wengen Investments Limited,
its General Partner

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Director